Press Release #201421	FOR IMMEDIATE RELEASE	April 1, 2014

Enertopia Signs Corporate Manager

Vancouver, BC—Enertopia Corporation (TOP) (the "Company" or "Enertopia") announces it has engaged Mr. Ken Faulkner in showcasing Enertopia’s Medical Marijuana opportunities to the investing community.

Ken will focus on answering and initiating calls and communications of any kind with various shareholders and investors for purposes of corporate communications; finance; mergers; acquisitions; joint ventures; analysis of various regulatory reports, preparing and editing Company presentations and generally communicating the Company’s information.

The Company has granted 100,000 stock options to Ken Faulkner and will pay a monthly fee of $3,000 per month for the first three months. “We are pleased to have brought on Ken to work with the Company to get our Medical Marijuana business opportunity out to the market place. This will allow me to devote more time and energy to strategic corporate activities.” Stated President, Robert McAllister

The Company has also granted 100,000 stock options to a consultant of the Company.

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Dale Paruk, President, Coal Harbor Communications Ltd. at 1.604.662.4505

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, evaluation of clean energy projects, Oil & Gas Projects, Medical Marihuana Projects for participation and/or financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. There is no assurance that the Company appointment of Ken Faulkner will have any impact on the company, or that the Company will be successful in attracting key people.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release